Exhibit 10.23

CERTAIN CONFIDENTIAL INFORMATION, IDENTIFIED BY BRACKETED ASTERISKS “[*****]”, HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SIXTH AMENDMENT TO LEASE

SIXTH AMENDMENT TO LEASE, dated as of July 1, 2021 (this “Amendment”), between RCPI LANDMARK PROPERTIES, L.L.C., a Delaware limited liability company, having an office c/o Tishman Speyer, 45 Rockefeller Plaza, New York, New York 10111 (“Landlord”) and RADIO CITY PRODUCTIONS LLC, a Delaware limited liability company, having an office at 1260 Avenue of the Americas, New York, New York 10020 (“Tenant”).

WITNESSETH:

WHEREAS, pursuant to a Lease, dated as of December 4, 1997 (the “Original Lease”), between Landlord (as successor-in-interest to RCPI Trust) and Tenant, as amended by First Amendment to Lease, dated as of February 19, 1999, Second Amendment to Lease, dated as of November 6, 2002, Letter Agreement, dated as of February 9, 2007, Third Amendment to Lease, dated as of August 14, 2008, Fourth Amendment to Lease, dated as of January 24, 2011, Fifth Amendment to Lease, dated as of July 18, 2018 and Letter Agreements, dated as of February 24, 2021, March 25, 2021 and April 29, 2021 (the Original Lease, as amended, the “Lease”), Tenant is leasing from Landlord the Premises comprised of the Music Hall, the 1270 Space, the 50 Rock Space, the Retail Space and the Storage Premises in the buildings known as (a) 1260 Avenue of the Americas, New York, New York, (b) 1270 Avenue of the Americas, New York, New York and (c) 50 Rockefeller Plaza, New York, New York ((a), (b) and (c), collectively, the “Building”), as is more particularly described in the Lease (the “Existing Premises”); and

WHEREAS, the term of the Lease is scheduled to expire on February 28, 2023; and

WHEREAS, pursuant to a Guaranty of Lease, dated as of September 18, 2015, from MSG Entertainment Group, LLC (formerly known as MSG Sports & Entertainment, LLC), a Delaware limited liability company (“Guarantor”), to Landlord (the “Guaranty”), Guarantor guarantees certain obligations of Tenant under the Lease, as more particularly described in the Guaranty; and

WHEREAS, Landlord and Tenant desire to amend the Lease to extend the term thereof in respect of the Existing Premises other than the Retail Space (the “Extension Term Premises”) on the terms and conditions hereinafter set forth.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1.    Defined Terms. All capitalized terms used herein but not defined shall have the meanings ascribed to them in the Lease.

2.    Extension of Term. (a) The term of the Lease is hereby extended in respect of the Extension Term Premises only for a period of 15 years and 6 months (the “Extension Term”) commencing on March 1, 2023 (the “Extension Term Commencement Date”) and expiring on August 31, 2038, which date shall be deemed the Initial Expiration Date in respect of the Extension Term Premises for all purposes under the Lease, unless sooner terminated in accordance with the terms of the Lease or pursuant to law. From and after the date of this Amendment, the term “Expiration Date” shall mean, in respect of the Extension Term Premises only, August 31, 2038, or if the Term in respect of the Extension Term Premises shall be extended in accordance with Article 36 of the Lease (as amended hereby), August 31, 2048. The term of the Lease with respect to the Retail Space shall expire as of February 28, 2023, and in connection therewith, (i) Tenant shall surrender the Retail Space to Landlord in accordance with the applicable provisions of the Lease, including, without limitation, Article 23 of the Lease and (ii) during the Extension Term, neither Landlord nor Tenant shall have any further rights and/or obligations under the Lease with respect to the Retail Space, except pursuant to any provisions of the Lease that expressly survive the expiration or earlier termination thereof (but nothing contained herein shall be construed to release Tenant from any obligations under the Lease with respect to the Retail Space for the period up to and including February 28, 2023).

(b)    Tenant’s leasing of the Extension Term Premises during the Extension Term shall be on all of the terms and conditions of the Lease (as amended hereby), except that, from and after the Extension Term Commencement Date:

(i)    The term “Premises” shall mean the Extension Term Premises only.

(ii)    Fixed Rent (as same may be adjusted pursuant to Section 2(b)(v) and Section 2(b)(vi) below) shall be payable at the times and in the manner set forth in the Lease, at the following rates:

A.    Commencing on the Extension Term Commencement Date and ending on August 31, 2028, at an annual rate of [*****], payable in equal monthly installments of [*****];

B.    Commencing on September 1, 2028 and ending on August 31, 2033, at an annual rate of [*****], payable in equal monthly installments of [*****]; and

C.    Commencing on September 1, 2033 and ending on the Initial Expiration Date, at an annual rate of [*****], payable in equal monthly installments of [*****].

Notwithstanding the foregoing, provided, that so long as Tenant is not then in monetary or material non-monetary default beyond applicable notice and cure periods, Fixed Rent shall be abated for the period commencing on the Extension Term Commencement Date and ending on August 31, 2023. To the extent that such a default exists, Tenant’s right to the abatement of Fixed Rent shall be suspended during the pendency of such default but reinstated upon the curing of any such default by Tenant during the Extension Term.

(iii)    Tenant shall not pay any Retail Operating Expense Payment.

(iv)    Tenant shall pay increases in Taxes in accordance with the provisions of Article 8 of the Lease, except that “Base Tax Year” shall mean the Tax Year commencing on July 1, 2003 and ending on June 30, 2004 and “Tenant’s Area” shall mean 576,466 rentable square feet.    [*****].

(v)    If Tenant’s Tax Payment in respect of the Tax Year commencing on July 1, 2023 and ending on June 30, 2024 (the “23/24 Tax Year”), as finally determined, shall be more than [*****] (the “23/24 Tax Estimate”), then (x) within 30 days following the date Taxes for the 23/24 Tax Year are finally determined (the “23/24 Tax Determination Date”), the parties shall recalculate Fixed Rent for the Extension Term by deducting such excess from the Fixed Rent amounts set forth in each of clauses (A), (B) and (C) of Section 2(b)(ii) above, (y) Landlord shall, within 30 days following the 23/24 Tax Determination Date, pay to Tenant the amount by which the Fixed Rent paid by Tenant for the period from and after the Extension Term Commencement Date, to and including the date of such payment by Landlord exceed the adjusted Fixed Rent for the same period and (z) Tenant shall thereafter pay Fixed Rent based on the Fixed Rent as recalculated in accordance with this Section 2(b)(v).

(vi)    If Tenant’s Tax Payment in respect of the 23/24 Tax Year, as finally determined, shall be less than [*****], then (x) within 30 days following the 23/24 Tax Determination Date, the parties shall recalculate Fixed Rent for the Extension Term by adding such shortfall to the Fixed Rent amounts set forth in each of clauses (A), (B) and (C) of Section 2(b)(ii) above, (y) Tenant shall, within 30 days following the 23/24 Tax Determination Date, pay to Landlord the shortfall between the Fixed Rent paid by Tenant for the period from and after the Extension Term Commencement Date, to and including the date of such payment by Landlord and the adjusted Fixed Rent for the same period and (z) Tenant shall thereafter pay Fixed Rent based on the Fixed Rent as recalculated in accordance with this Section 2(b)(vi).

(vii)    Tenant shall pay Percentage Rent in accordance with Schedule 2 of the Lease.

(viii)    Tenant shall pay for electricity in accordance with the provisions of Article 17 of the Lease.

(ix)    Except as otherwise provided in this Amendment, Landlord shall not be required to perform any work, to pay any amount, to install any fixtures or equipment or to render any services to make the Building or the Extension Term Premises ready or suitable for Tenant’s continued use or occupancy or to provide any abatement of Fixed Rent or Additional Rent, and Tenant shall accept the Extension Term Premises in its “as is” condition on the Extension Term Commencement Date. The foregoing shall not relieve Landlord from its ongoing repair, maintenance, restoration and legal compliance obligations set forth in the Lease.

(x)    Tenant shall continue to have the option to renew the Term of the Lease pursuant to Article 36 of the Lease, except that (i) Fixed Rent for the Renewal Term shall be an amount equal to the Fair Market Value of the Extension Term Premises (determined in accordance with Section 36.3 of the Lease) and Section 36.2(a)(ii) shall be inapplicable and (ii) it shall not be a condition to Tenant’s right to exercise the renewal option that no non-monetary Event of Default exist at the time of exercise (but the condition that no monetary Event of Default exist shall continue in effect), provided that Tenant shall cure any such non-monetary Event of Default prior to the Renewal Term Commencement Date.

3.    Tenant’s Base Building Work.

(a)    Tenant shall, in a good and workmanlike manner, perform and diligently complete the work described on Exhibit A (except that the window repairs shall be performed by Landlord; provided, that, the cost of such window repairs shall be deducted from the Base Building Work Allowance (as defined below); provided, that, in no event shall more than [*****] be deducted from the Base Building Work Allowance for such window repairs) attached hereto (“Tenant’s Base Building Work”) during the period commencing on the date of this Amendment and ending on February 28, 2026 (as such date may be extended by Tenant Construction Delays, as hereinafter defined), subject to Section 3(e), Section 3(f) and Section 5 below and in accordance with all applicable Requirements and the terms of the Lease, including, without limitation, Article 5. Tenant shall prepare a final plan or final set of plans and specifications (such final plan or final set of plans and specifications, as the same may be modified and/or amended, as the case may be, are hereinafter called the “Base Building Final Plan”), which Base Building Final Plan shall contain complete information and dimensions necessary for Tenant’s Base Building Work and for the engineering in connection therewith, other than the window repairs, which shall be Landlord’s responsibility. Landlord shall obtain a minimum 3 bids for the performance of the window repairs and shall choose the lowest, fully responsive bid received by Landlord in connection with the performance of such work. Landlord shall use reasonable efforts (i) to coordinate Landlord’s performance of the window repair work with Tenant and (ii) to minimize any interference with Tenant’s use of the Extension Term Premises during Landlord’s performance of the window repair work. Landlord shall reimburse Tenant for the cost of Tenant’s Base Building Work in an amount equal to the lesser of (x) the Base Building Work Allowance and (y) the actual cost of Tenant’s Base Building Work, upon the following terms and conditions:

(i)    The Base Building Work Allowance shall be payable to Tenant (or to Tenant’s general contractor or construction manager, as directed by Tenant) in installments as Tenant’s Base Building Work progresses, but in no event more frequently than monthly, it being acknowledged that Tenant has heretofore performed work in respect of the hot water heater replacement and Tenant may requisition a portion of the Base Building Work Allowance with respect to such work from and after the date of this Amendment. Installments of the Base Building Work Allowance shall be payable by Landlord within 30 days following Tenant’s satisfaction of each of the conditions required for disbursement set forth in this Section 3 provided that Tenant is not then in monetary or material non-monetary default under the Lease beyond any applicable notice and cure period.

(ii)    Prior to the payment of any installment, Tenant shall deliver to Landlord a request for disbursement which shall be accompanied by (1) paid invoices (or invoices if Tenant shall be directing Landlord to pay Tenant’s general contractor or construction manager) for Tenant’s Base Building Work performed or incurred since the last disbursement of the Base Building Work Allowance, (2) a certificate signed by Tenant’s architect (but only for work covered by such architect’s engagement) and an officer of Tenant certifying that Tenant’s Base Building Work and the services represented by the aforesaid invoices have been satisfactorily completed substantially in accordance with the plans and specifications therefor approved by Landlord and have not been the subject of a prior disbursement of the Base Building Work Allowance and (3) lien waivers by architects, contractors, subcontractors and all materialmen for all such work and services; provided, that, if Tenant fails to deliver to Landlord a lien waiver for any work costing less than $50,000.00 and provided that Tenant otherwise complies with the requirements of this Section 3(a)(ii), Landlord shall disburse the installment, less 120% of the amount owed for any such work for which Tenant has not delivered a lien waiver. Landlord shall be permitted to retain from each disbursement 10% of the amount requested to be disbursed by Tenant, unless, so long as the cost incurred by Tenant to perform Tenant’s Base Building Work is not greater than the Base Building Work Allowance (less the cost of the window repairs), the requisition already reflects a 10% retainage from amounts billed by the applicable contractor(s). The aggregate amount of the retainages shall be paid by Landlord to Tenant upon the completion of all of Tenant’s Base Building Work and upon receipt from Tenant of (i) a certificate signed by Tenant’s architect (for work covered by such architect’s engagement) and an officer of Tenant certifying that all of Tenant’s Base Building Work has been satisfactorily completed substantially in accordance with the plans and specifications therefor approved by Landlord, (ii) all sign-offs and inspection certificates and any permits required to be issued by the New York City Department of Buildings or any other governmental entities having jurisdiction thereover and (iii) a final lien waiver from all contractors and subcontractors performing Tenant’s Base Building Work; provided, that, if Tenant fails to deliver a final lien waiver for any contract for less than $50,000.00 and provided that Tenant otherwise complies with the requirements of this Section 3(a)(ii), Landlord shall disburse the aggregate amount of the retainages, less 120% of the amount owed for any contract for less than $50,000.00 for which Tenant has failed to deliver a final lien waiver.

(b)    “Base Building Work Allowance” means a work allowance in the amount of [*****] (subject to reduction in accordance with Section 3(a) and Section 3(f)). The “Estimated Costs” listed on Exhibit A are estimates only and except as provided in Section 3(f), Tenant may adjust the allocation of the Base Building Work Allowance among the different items of Tenant’s Base Building Work to reflect the actual cost of each item of Tenant’s Base Building Work.

(c)    The right to receive reimbursement for the cost of Tenant’s Base Building Work as set forth in this Section 3 shall be for the exclusive benefit of Tenant, it being the express intent of the parties hereto that in no event shall such right be conferred upon or for the benefit of any third party, including, without limitation, any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or any other person, firm or entity. Tenant’s indemnity pursuant to the provisions of Section 32.1 of the Lease shall apply to any and all liability, damages, claims, costs or expenses of Landlord, all lessors party to a lease that affects all or any portion of the Building and all mortgagees party to a mortgage that affects all or any portion of the Building and each of their respective partners, members, directors, officers, shareholders, principals, agents and employees (each, an “Indemnified Party”) arising out of or relating to Landlord’s payment of any installment of the Base Building Work Allowance directly to Tenant’s general contractor or construction manager.

(d)    Notwithstanding anything to the contrary contained in this Section 3, in no event shall more than [*****] of the Base Building Work Allowance be made available to Tenant for Tenant’s soft costs of construction (including, without limitation, filing and permit fees and expenses, architecture, engineering and other consulting fees and expenses, reimbursement of Landlord plan review costs and moving expenses).

(e)    If Tenant has not timely and properly submitted a request for disbursement as set forth in this Section 3 on or before February 28, 2026 for any portion of the Base Building Work Allowance, such amount shall be retained by and belong to Landlord. For the avoidance of doubt, such date shall be extended on a day for day basis for any period during which (i) an Unavoidable Delay affecting Tenant (which shall in no event be deemed to be or be caused by the nonpayment of money or a failure attributable to a lack of funds) demonstrably precludes or delays Tenant in obtaining a building permit or performing Tenant’s Base Building Work or obtaining the required governmental sign offs and/or (ii) the provisions of Section 3(f) below apply (collectively, “Tenant Construction Delays”) and/or (iii) Tenant has commenced and is diligently performing Tenant’s Base Building Work.

(f)    If Tenant is unable to obtain Landmarks Approval (as defined below) for any item of Tenant’s Base Building Work described on Exhibit A for which Landmarks Approval is required, the Base Building Work Allowance shall be reduced by the estimated cost for such item as set forth on Exhibit A; provided, that, if Tenant subsequently obtains Landmarks Approval for such item of Tenant’s Base Building Work, Tenant shall promptly commence and diligently prosecute such work to completion upon receipt of Landmarks Approval, and Tenant shall be entitled to reimbursement for the cost of such item of Tenant’s Base Building Work in accordance with this Section 3 (except that, the limitation in Section 3(e) shall apply if Tenant does not use such portion of the Base Building Work Allowance within 3 years after Tenant obtains such approval for the applicable item of Tenant’s Base Building Work), but in no event shall the total Base Building Work Allowance exceed [*****].

4.    Tenant’s Improvements.

(a)    Tenant shall, in a good and workmanlike manner, perform and diligently complete Tenant’s Improvements (as defined below) during the period commencing on the date of this Amendment and ending on February 28, 2026 (as such date may be extended by Tenant Construction Delays), subject to Section 4(f), Section 4(g) and Section 5 below and in accordance with all applicable Requirements and the terms of the Lease, including, without limitation, Article 5. Tenant shall prepare a final plan or final set of plans and specifications (such final plan or final set of plans and specifications, as the same may be modified and/or amended, as the case may be, are hereinafter called the “Tenant Improvement Final Plan”), which Tenant Improvement Final Plan shall contain complete information and dimensions necessary for

Tenant’s Improvements and for the engineering in connection therewith. Landlord shall reimburse Tenant for the cost of Tenant’s Improvements in an amount equal to the lesser of (x) the Tenant Improvement Allowance (as defined below) and (y) the actual cost of Tenant’s Improvements, upon the following terms and conditions:

(i)    The Tenant Improvement Allowance shall be payable to Tenant (or to Tenant’s general contractor or construction manager, as directed by Tenant) in installments as Tenant’s Improvements progress, but in no event more frequently than monthly. Installments of the Tenant Improvement Allowance shall be payable by Landlord within 30 days following Tenant’s satisfaction of each of the conditions required for disbursement set forth in this Section 4 provided that Tenant is not then in monetary or material non-monetary default under the Lease beyond any applicable notice and cure period.

(ii)    Prior to the payment of any installment, Tenant shall deliver to Landlord a request for disbursement which shall be accompanied by (1) paid invoices (or invoices if Tenant shall be directing Landlord to pay Tenant’s general contractor or construction manager) for Tenant’s Improvements performed or incurred since the last disbursement of the Tenant Improvement Allowance, (2) a certificate signed by Tenant’s architect (but only for work covered by such architect’s engagement) and an officer of Tenant certifying that Tenant’s Improvements and services represented by the aforesaid invoices have been satisfactorily completed substantially in accordance with the plans and specifications therefor approved by Landlord and have not been the subject of a prior disbursement of the Tenant Improvement Allowance and (3) lien waivers by architects, contractors, subcontractors and all materialmen for all such work and services; provided, that, if Tenant fails to deliver to Landlord a lien waiver for any work costing less than $50,000.00 and provided that Tenant otherwise complies with the requirements of this Section 4(a)(ii), Landlord shall disburse the installment, less 120% of the amount owed for any such work for which Tenant has not delivered a lien waiver. Landlord shall be permitted to retain from each disbursement 10% of the amount requested to be disbursed by Tenant, unless, so long as the cost incurred by Tenant to perform Tenant’s Improvements is not greater than the Tenant Improvement Allowance, the requisition already reflects a 10% retainage from amounts billed by the applicable contractor(s). The aggregate amount of the retainages shall be paid by Landlord to Tenant upon the completion of all of Tenant’s Improvements and upon receipt from Tenant of (A) a certificate signed by Tenant’s architect and an officer of Tenant certifying that all of Tenant’s Improvements has been satisfactorily completed in accordance with the plans and specifications therefor approved by Landlord, (B) all sign-offs and inspection certificates and any permits required to be issued by the New York City Department of Buildings or any other governmental entities having jurisdiction thereover and (C) a final lien waiver from all contractors and subcontractors performing Tenant’s Improvements; provided, that, if Tenant fails to deliver a final lien waiver for any contract for less than $50,000.00 and provided that Tenant otherwise complies with the requirements of this Section 4(a)(ii), Landlord shall disburse the aggregate amount of the retainages, less 120% of the amount owed for any contract for less than $50,000.00 for which Tenant has failed to deliver a final lien waiver.

(b)    “Tenant’s Improvements” means the installation of fixtures, improvements and appurtenances attached to or built into the Extension Term Premises described on Exhibit B attached hereto, and shall not otherwise include movable partitions, business and trade fixtures, machinery, equipment, furniture, furnishings and other articles of personal property. If the actual cost to perform Tenant’s Improvements is less than the Tenant Improvement Allowance, Tenant shall have the right to apply the remaining Tenant Improvement Allowance towards the Setback Improvements (as hereinafter defined) and/or the Roof Improvements (as hereinafter defined) in accordance with the terms of this Section 4.

(c)    “Tenant Improvement Allowance” means a work allowance in the amount of [*****] (subject to reduction in accordance with Section 4(a) and Section 4(g)). The “Estimated Costs” listed on Exhibit B are estimates only and except as provided in Section 4(g), Tenant may adjust the allocation of the Tenant Improvement Allowance to reflect the actual cost of each item of Tenant’s Improvements.

(d)    The right to receive reimbursement for the cost of Tenant’s Improvements as set forth in this Section 4 shall be for the exclusive benefit of Tenant, it being the express intent of the parties hereto that in no event shall such right be conferred upon or for the benefit of any third party, including, without limitation, any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or any other person, firm or entity. Tenant’s indemnity pursuant to the provisions of Section 32.1 of the Lease shall apply to any and all liability, damages, claims, costs or expenses of any Indemnified Party arising out of or relating to Landlord’s payment of any installment of the Tenant Improvement Allowance directly to Tenant’s general contractor or construction manager.

(e)    Notwithstanding anything to the contrary contained in this Section 4, in no event shall more than [*****] of the Tenant Improvement Allowance be made available to Tenant for Tenant’s soft costs of construction (including, without limitation, filing and permit fees and expenses, architecture, engineering and other consulting fees and expenses, reimbursement of Landlord plan review costs and moving expenses).

(f)    If Tenant has not timely and properly submitted a request for disbursement as set forth in this Section 4 on or before February 28, 2026 for any portion of the Tenant Improvement Allowance, such remaining portion shall be retained by and belong to Landlord. For the avoidance of doubt, such date shall be extended on a day for day basis for any period during which (i) an Unavoidable Delay affecting Tenant (which shall in no event be deemed to be or be caused by the nonpayment of money or a failure attributable to a lack of funds) demonstrably precludes or delays Tenant in obtaining a building permit or performing Tenant’s Improvements or obtaining the required governmental sign offs and/or (ii) the provisions of Section 4(g) below apply and/or (iii) Tenant has commenced and is diligently performing Tenant’s Improvements.

(g)    If Tenant is unable to obtain Landmarks Approval for any item of Tenant’s Improvements described on Exhibit B for which Landmarks Approval is required, the Tenant Improvement Allowance shall be reduced by the estimated cost for such item as set forth on Exhibit B; provided, that, if Tenant subsequently obtains Landmarks Approval for such item of Tenant’s Improvements, Tenant shall promptly commence and diligently prosecute such work to completion upon receipt of Landmarks Approval, and Tenant shall be entitled to reimbursement for the cost of such item of Tenant’s Improvements in accordance with this Section 4 (except that, the limitation in Section 4(f) shall apply if Tenant does not use such portion of the Tenant Improvement Allowance within 3 years after Tenant obtains such approval for the applicable item of Tenant’s Improvements), but in no event shall the total Tenant Improvement Allowance exceed [*****].

(h)    If Landlord fails to pay an installment of the Base Building Work Allowance or the Tenant Improvement Allowance on or before the date on which the same is due and payable to Tenant under Section 3(a) and Section 4(a) respectively, and if such failure continues for 30 days after Tenant notifies Landlord of such failure (which notice shall state in bold capital letters that Tenant intends to set off such amount against the next installment of Fixed Rent unless Landlord pays such amount to Tenant within such 30 day period), then Tenant shall have the right to offset such amount, with interest thereon at the Interest Rate from the date such sum was originally due and payable to Tenant until credited, against the next installment(s) of Fixed Rent coming due under the Lease until Tenant has been fully reimbursed therefor. Notwithstanding the foregoing, if within 30 days after Tenant’s notice to Landlord of such failure, Landlord notifies Tenant that Landlord disputes Landlord’s obligation to pay such unpaid amount of the Base Building Work Allowance or the Tenant Improvement Allowance (which notice shall specify the basis for Landlord’s dispute in reasonable detail and the portion of such installment of the Base Building Work Allowance or the Tenant Improvement Allowance to which such dispute relates), then Tenant shall not have the right to offset the portion of such installment of the Base Building Work Allowance or the Tenant Improvement Allowance so disputed or interest thereon (but Tenant may offset any portion of such installment that is not in dispute and is not paid by Landlord within such 30 day period), and such dispute shall be subject to expedited arbitration pursuant to the rules of the American Arbitration Association. If Tenant obtains a final and binding determination of such arbitrators, which decision has been reduced to judgment, to the effect that Landlord was required to pay such installment of the Base Building Work Allowance or the Tenant Improvement Allowance, then (x) Landlord shall pay such amount to Tenant and (y) if Landlord shall not within 10 Business Days after such judgment has been obtained approve the same and pay such funds to Tenant, with interest at the Interest Rate from the date such sum was originally due Tenant, and Landlord shall have failed to pay Tenant pursuant to this Section 4(h), Tenant shall have the right to offset such amount (together with interest as aforesaid) against the next installment(s) of Fixed Rent becoming due hereunder until Tenant has been fully reimbursed therefor.

(i)    Landlord confirms that Tenant shall not be obligated to remove at the end of the Term any Alterations or leasehold improvements existing in the Premises on the date of this Amendment.

5.    Landmarks Approval. Notwithstanding anything herein to the contrary, if any of Tenant’s Base Building Work, Tenant’s Improvements, the Setback Improvements, the Roof Improvements or any other work that may be performed by Tenant in accordance with the terms of the Lease, shall be subject to the approval (“Landmarks Approval”) of the Commission or any such modifications as the Commission may require, Tenant shall be responsible for obtaining any such approval prior to commencement of such Tenant’s Base Building Work, Tenant’s Improvements, the Setback Improvements and the Roof Improvements, as applicable;

provided that Landlord shall use commercially reasonable efforts to support Tenant in obtaining any such approval (including executing any required forms and providing other required information) but Landlord shall have no liability if Tenant is unable to obtain any such approval. Landlord shall have the right to participate in any public hearing in front of the Commission regarding such Tenant’s Base Building Work, Tenant’s Improvements, the Setback Improvements or the Roof Improvements.

6.    Intentionally Omitted.

7.    Cross Promoting. Landlord and Tenant shall reasonably cooperate to maximize any cross-promotional and marketing activities between Tenant’s use of the Premises and the business of Landlord and other tenants of the Center.

8.    Marquee Roof. (a) From and after the date of this Amendment, subject to any conditions and restrictions set forth in this Section 8, Tenant may use the roof above the marquee of the Music Hall (the “Roof”) for any lawful use, such as, by way of example only, the installation of banners and other signage, sponsorship opportunities, the filming of commercials or photo shoots, broadcast activities, the installation of Christmas trees and other seasonal decorations, exhibitions (including the temporary locating of automobiles and other products), the conduct of live music or other performances, the installation of temporary platforms and subject to the provisions of Section 8(b) below, any use entailing people gathering or congregating, including, without limitation, cocktail or dinner parties (provided that in no event shall any such use entail more than 50 people being on the Roof at any one time). In no event may Tenant use the Roof for any purpose that would be reasonably expected to result in large crowds gathering on the sidewalk or streets in and around the Building or for any event that would result in street closures or otherwise adversely affect access to or the operations of nearby retailers and office users or that would exceed the load capacity of the Roof. Prior to any use of the Roof, Tenant shall provide notice to Landlord thereof, together with copies of any applicable licenses and permits required for such use and notice of any Roof Property (as defined below) to be placed on the Roof in connection with such use. Tenant’s use of the Roof shall be in compliance with the Restrictions (if applicable), reasonable rules and regulations promulgated by Landlord from time to time, and all applicable Requirements (including with respect to the serving, sale and/or consumption of alcohol), and Tenant, at Tenant’s cost (including the payment of any taxes in connection therewith), shall obtain and maintain all required licenses and permits from Governmental Authorities (including, without limitation, the Commission) for such use(s), and shall comply with any noise, safety and other requirements and limitations contained in such licenses and permits. Landlord shall reasonably cooperate, to the extent necessary and at Tenant’s sole cost, in assisting Tenant in obtaining any such licenses and permits. If Tenant desires to use the Roof to project amplified sound, Tenant shall coordinate such use with Landlord so as to enable Landlord to determine (in Landlord’s sole discretion) that such use does not disturb any other retailers or office users in the Center or events previously scheduled at the Center, and in no event shall amplified sound emanate from the Roof during Business Hours without Landlord consent, which consent may be withheld in Landlord’s sole discretion. Tenant shall not use the Roof for live musical performances more than 4 times per calendar year, of which at least 2 such musical performances shall be with performers who are performing in the Music Hall and the balance of such musical performances (if any) shall be with performers who are promoting performances at Madison Square Garden or at other locations. Tenant, at Tenant’s cost, shall (i) take all necessary precautions to ensure that such events are conducted in a safe and secure manner, protective of the Roof, participants and pedestrians, taking into account the nature of the event and the Roof Property, including, without limitation, all precautions and safeguards, if any, reasonably required by Landlord and Landlord’s insurer, (ii) clean the Roof and provide security and any other services required in connection with Tenant’s use thereof, (iii) reimburse Landlord for any damage caused to the Roof or other parts of the Building as a result of Tenant’s use of the Roof and (iv) maintain insurance with respect to Tenant’s usage of the Roof in accordance with Tenant’s obligations under Article 13 of the Lease as if the Roof were part of the Premises during the period of Tenant’s usage thereof. Tenant’s use of the Roof (including, without limitation, any Roof Property consisting of lighting or projection equipment) shall not disturb other tenants or occupants of the Center. All of Tenant’s obligations under the Lease shall apply to Tenant’s use of the Roof, including provisions relating to Requirements, insurance, Alterations, indemnity, repairs and maintenance (provided, however, that Tenant’s repair and maintenance obligations with respect to the Roof shall be limited to repairs and maintenance necessitated by, or otherwise arising from, any use of the Roof, and any other act or omission of, any person invited by Tenant to use the Roof), as if the Roof were part of the Premises. Tenant may not host events (but may set up before and clean after events) on the Roof between the hours of 1:00 a.m. and 7:30 a.m., without Landlord’s approval, which may be withheld in Landlord’s sole discretion. In connection with Tenant’s use of the Roof, Tenant may install lighting, projection equipment, decorations, furnishings, audio equipment, other Tenant’s Property and other temporary installations (the “Roof Property”) in accordance with the provisions and restrictions set forth in this Section 8 and the provisions of the Lease and subject to the further condition that, the Roof Property be secured so as to minimize any risk, in case of a windstorm or otherwise, of any property moving and causing injury or damage to persons or property. All Roof Property shall be removed by Tenant promptly after the applicable event for which it is used and in any event prior to the Expiration Date. Tenant shall not make any Alterations to the Roof without Landlord’s prior written approval, which may be withheld or conditioned in Landlord’s sole discretion. If Tenant shall fail to cease use of the Roof in violation of this Section 8 within 48 hours after Landlord shall have given Tenant notice that Tenant’s use of the Roof is in violation of this Section 8 and such failure occurs more than once within any consecutive twelve-month period, or if Landlord shall give more than two such notices in any consecutive six-month period, Landlord shall have the right to immediately revoke Tenant’s right to use the Roof pursuant to this Section 8.

(b)    Without limiting the provisions of Section 8(a) above, if Tenant intends to install or place any Roof Property on the Roof, prior to such installation or placing of such Roof Property that requires licenses or permits from Governmental Authorities or is an Alteration under the Lease that requires the delivery and approval of plans and specifications, Tenant shall provide Landlord with written notice thereof, together with copies of any such applicable licenses and permits required for such Roof Property, the plans and/or specifications for the Roof Property, and a certification from Tenant’s structural engineer (which structural engineer shall either be Landlord’s structural engineer or another structural engineer reasonably approved by Landlord) that the Roof Property shall be properly affixed, will not exceed the load capacity and that the Roof Property will not impact the structural integrity of the Roof. Tenant shall not place any permanent installation on the Roof. If applicable, prior to the commencement of installation or placement of any Roof Property, Tenant shall obtain a certificate of no effect from the Commission for such Roof Property.

(c)(i)    Prior to Tenant’s use of the Roof entailing people gathering or congregating, including, without limitation, holding dinner or cocktail parties (but without limiting Tenant’s obligation to perform any other work required in order to comply with Requirements with respect to any other use of the Roof in accordance with the provisions of this Section 8), Tenant shall, in a good and workmanlike manner and at Tenant’s sole cost and expense, perform and diligently complete the Roof Improvements (as defined below) in accordance with all applicable Requirements and the terms of the Lease, including, without limitation, Article 5. Tenant shall prepare a final plan or final set of plans and specifications (such final plan or final set of plans and specifications, as the same may be modified and/or amended, as the case may be, are hereinafter called the “Roof Improvement Final Plan”), which Roof Improvement Final Plan shall contain complete information and dimensions necessary for the Roof Improvements and for the engineering in connection therewith, which Roof Improvement Final Plan shall be subject to Landlord’s reasonable approval. Prior to the commencement of the Roof Improvements, Tenant shall obtain a certificate of no effect from the Commission for any railing to be installed on the Roof or the Commission’s approval of a railing or other barrier. The Roof Improvements shall be performed by a contractor reasonably approved by Landlord.

(ii)    “Roof Improvements” means the work necessary to make the Roof compliant with all Requirements necessary for Tenant’s use of the Roof for any use entailing people gathering or congregating, including, without limitation, holding dinner or cocktail parties.

(d)    The rights granted under this Section 8 are personal to the Tenant named in this Amendment and a Successor Tenant thereto (collectively, “Named Tenant”) and the Roof shall not be used by third parties other than invitees of Named Tenant.

(e)    Tenant acknowledges that Landlord has made no representation or warranty as to whether Tenant’s use of the Roof as contemplated hereunder is permitted under applicable Requirements and if Tenant is not permitted to use the Roof for any reason whatsoever Landlord shall not have liability to Tenant therefor. Further, Landlord shall have no liability to Tenant relating to Tenant’s use of the Roof as contemplated hereunder. The rights granted to Tenant to use the Roof hereunder are given in connection with, and as part of the rights created under, the Lease and are not separately transferable or assignable, and the rights granted to Tenant under this Section 8 shall terminate upon the expiration or sooner termination of the Lease.

9.    Roxy Suite. (a) From and after the date that Tenant completes the Setback Improvements (as defined below) in accordance with Section 9(b) below, subject to any conditions and restrictions set forth in this Section 9, Tenant may use the setback/veranda outside of the Studio Apartment (the “Setback”) for any lawful use, such as, by way of example only, the installation of banners and other signage, sponsorship opportunities, the filming of commercials or photo shoots, broadcast activities, the installation of Christmas trees and other seasonal decorations, the installation of dance floors and temporary platforms, live music or other performances, and cocktail or dinner parties. The use and manner of use of the Setback shall be consistent with the character of the Building as a first class office building in midtown Manhattan and comparable terrace space in a first class office building in midtown Manhattan. Tenant’s use of the Setback shall be in compliance with the Restrictions (if applicable), reasonable rules and regulations promulgated by Landlord from time to time, and all applicable Requirements

(including with respect to occupancy and the serving, sale and/or consumption of alcohol), and Tenant, at its cost (including the payment of any taxes in connection therewith), shall obtain and maintain all required licenses and permits from Governmental Authorities (including, without limitation, the Commission) for such use(s), and shall comply with any noise, safety and other requirements and limitations contained in such licenses and permits. Landlord shall reasonably cooperate, to the extent necessary and at Tenant’s sole cost, in assisting Tenant in obtaining any such licenses and permits. If Tenant desires to use the Setback to project amplified sound, Tenant shall coordinate such use with Landlord so as to enable Landlord to determine (in Landlord’s sole discretion) that such use does not disturb any other retailers or office users in the Center or events previously scheduled at the Center, and in no event shall amplified sound emanate from the Setback during Business Hours without Landlord consent, which consent may be withheld in Landlord’s sole discretion. Tenant, at its cost, shall (i) take all necessary precautions to ensure that such events are conducted in a safe and secure manner, protective of the Setback, participants and pedestrians, taking into account the nature of the event and the Setback Property (as defined below), including, without limitation, all precautions and safeguards, if any, reasonably required by Landlord and Landlord’s insurer, including, without limitation, requiring one fire guard per 100 people to be on duty at the event and requiring Tenant’s Emergency Action Plan Director and Fire Safety Director to be on duty in the Building during the event, (ii) maintain the Setback, including, without limitation, any landscaping installed by Tenant thereon (which landscaping shall be subject to Landlord’s reasonable approval), clean the Setback and provide security and any other services required in connection with Tenant’s use thereof, (iii) reimburse Landlord for any damage caused to the Setback or other parts of the Building as a result of Tenant’s use of the Setback and (iv) maintain insurance with respect to Tenant’s usage of the Setback in accordance with Tenant’s obligations under Article 13 of the Lease as if the Setback were part of the Premises during the period of Tenant’s usage thereof. Tenant’s use of the Setback (including, without limitation, any Setback Improvements consisting of lighting or projection equipment) shall not disturb other tenants or occupants of the Center. All of Tenant’s obligations under the Lease shall apply to Tenant’s use of the Setback, including provisions relating to Requirements, insurance, Alterations, indemnity, repairs and maintenance (provided, however, that Tenant’s repair and maintenance obligations with respect to the Setback shall be limited to repairs and maintenance necessitated by, or otherwise arising from, any use of the Setback, and any other act or omission of, any person invited by Tenant to use the Setback), as if the Setback were part of the Premises. Tenant shall not permit the Setback to be occupied by more than 74 persons at one time, unless Tenant obtains a public assembly permit. Tenant may not host events (but may set up before and clean after events) on the Setback between the hours of 1:00 a.m. and 7:30 a.m., without Landlord’s approval, which may be withheld in Landlord’s sole discretion. In connection with Tenant’s use of the Setback, Tenant may install lighting, projection equipment, decorations, furnishings, audio equipment, other Tenant’s Property and other temporary installations (the “Setback Property”), in accordance with the provisions and restrictions set forth in this Section 9 and the provisions of the Lease and subject to the further condition that the Setback Property be secured so as to minimize any risk, in case of a windstorm or otherwise, of any property moving and causing injury or damage to persons or property. The Setback Property shall not exceed the height of the parapet wall of the Setback or be visible from the street, unless the Setback Property is required to exceed such height restriction to comply with Requirements, including the requirements of the Commission. All Setback Property shall be removed by Tenant promptly after the applicable event for which it is used and in any event prior to the Expiration Date. Tenant shall not make any Alterations to the

Setback, except for the Setback Improvements, without Landlord’s prior written approval, which may be withheld or conditioned in Landlord’s sole discretion. If Tenant shall fail to cease use of the Setback in violation of this Section 9 within 48 hours after Landlord shall have given Tenant notice that Tenant’s use of the Setback is in violation of this Section 9 and such failure occurs more than once within any consecutive twelve month period, or if Landlord shall give more than two such notices in any consecutive six month period, Landlord shall have the right to immediately revoke Tenant’s right to use the Setback pursuant to this Section 9.

(b)(i)    Prior to Tenant’s use of the Setback, Tenant shall, in a good and workmanlike manner and at Tenant’s sole cost and expense, perform and diligently complete the Setback Improvements in accordance with all applicable Requirements and the terms of the Lease, including, without limitation, Article 5. Tenant shall prepare a final plan or final set of plans and specifications (such final plan or final set of plans and specifications, as the same may be modified and/or amended, as the case may be, are hereinafter called the “Setback Improvement Final Plan”), which Setback Improvement Final Plan shall contain complete information and dimensions necessary for Setback’s Improvements and for the engineering in connection therewith, which Setback Improvement Final Plan shall be subject to Landlord’s reasonable approval. Prior to the commencement of the Setback Improvements, Tenant shall obtain a certificate of no effect from the Commission for any railing to be installed on the Setback or the Commission’s approval of a railing or other barrier. The Setback Improvements shall be performed by a contractor reasonably approved by Landlord.

(ii)    “Setback Improvements” means the work necessary to make the Setback compliant with all Requirements necessary for Tenant’s use of the Setback.

(c)    The rights granted under this Section 9 are personal to Named Tenant and the Setback shall not be used by third parties other than invitees of Named Tenant.

(d)    Tenant acknowledges that Landlord has made no representation or warranty as to whether Tenant’s use of the Setback as contemplated hereunder is permitted under applicable Requirements and if Tenant is not permitted to use the Setback for any reason whatsoever Landlord shall not have liability to Tenant therefor. Further, Landlord shall have no liability to Tenant relating to Tenant’s use of the Setback as contemplated hereunder. The rights granted to Tenant to use the Setback hereunder are given in connection with, and as part of the rights created under, the Lease and are not separately transferable or assignable, and the rights granted to Tenant under this Section 9 shall terminate upon the expiration or sooner termination of the Lease.

10.    Additional Access. From and after the date of this Amendment, subject to Landlord’s approval in each instance, in Landlord’s reasonable discretion, acting in good faith, Tenant shall have the non-exclusive right to access and use the tunnel connecting the Grand Lounge and Rockefeller Center for ingress and egress from the Premises.

11.    Local Law 97.

(a)    Definitions. (i) “Emissions Law” means Requirements relating to carbon or other environmental emissions, releases, discharges or the like (including,

without limitation, ‘building emissions’ as defined under Local Law 97) (collectively, “Emissions”) (including, without limitation, Local Law 97 of the Local Laws of the City of New York for the year 2019), and any amendment, modification, supplement or replacement thereof, and all rules and regulations promulgated pursuant thereto.

(ii)    “Emissions Charges” means (i) all costs, expenses, fines, penalties or other charges payable by Landlord from time to time under the Emissions Law with respect to the Building and (ii) any amounts paid to purchase renewable energy credits and/or “greenhouse gas offsets” in order to reduce the amounts that would otherwise be payable under clause (i) during such period.

(iii)    “Tenant’s Emissions Charges” means, for any period, the Emissions Charges due, if any, with respect to the Emissions emitted from the Premises during the period in question by virtue of Tenant’s use of utilities. The determination of Tenant’s Emissions Charges shall be made by Landlord using its reasonable judgment and, to the extent feasible, using data obtained from meters or submeters servicing the Premises.

(b)    For each calendar year during the Extension Term (pro-rated for any portion of a calendar year that occurs during the Extension Term), Tenant shall pay to Landlord, within 30 days after written demand (each such demand, an “Emissions Invoice”), in accordance with the provisions of this Section 11, Tenant’s Emissions Charges for such calendar year (the “Tenant Emissions Payment”). All Emissions Invoices shall be accompanied by reasonably sufficient documentation as to the allocation being made and how the same was determined by Landlord. Tenant may contest an Emissions Invoice within 120 days of receipt thereof and may have a qualified representative inspect Landlord’s books and records with respect thereto, subject to entering into a customary and commercially reasonable confidentiality agreement. If Landlord and Tenant cannot resolve such dispute within 30 days after the completion of such inspection, then such dispute shall be resolved by expedited arbitration pursuant to the rules of the American Arbitration Association.

(c)    For the avoidance of doubt, in no event shall Tenant be responsible to pay, or to contribute to the cost of, any capital improvements made by Landlord to the Building or the Center to comply with any Emissions Law.

(d)    The provisions of this Section 11 shall survive the expiration or earlier termination of this Lease.

12.    Lease and Guaranty Modifications. As of the date hereof,

(a)    Section 16.5(a)(B)(ii) of the Lease is restated to read as follows: “the successor to Tenant or the transferee following such Transfer of Control, as applicable (either such successor or transferee being hereinafter referred to as the “Successor Tenant”) has a net worth computed in accordance with generally accepted accounting principles consistently applied (“Net Worth”) of not less than $325,000,000.00 and a cash flow on an annualized basis computed in accordance with generally accepted accounting principles consistently applied (“Cash Flow”) of not less than $80,000,000.00”.

(b)    Section 19.1(l) of the Lease is restated to read as follows: “(l) if the Guarantor (i) fails to maintain a Net Worth of at least $985,000,000.00 and (ii) fails to deliver to Landlord the Letter of Credit (as defined in the Guaranty) or cash in the amount and within the time period set forth in the Guaranty.”

(c)    The first sentence of Section 2(a) of the Guaranty is restated to read as follows: “Guarantor agrees to maintain a Net Worth of at least $985,000,000.00.” The reference to “Fifty Million Dollars ($50,000,000)” in Section 1(b)(a)(i) of the Guaranty is deleted and replaced with “Sixty Million Dollars ($60,000,000.00)”. The reference to “$39,000,000” in Section 2(b)(1) of the Guaranty is deleted and replaced with “$60,000,000.00”. The reference to “$500,000,000” in Section 2(b)(2) of the Guaranty is deleted and replaced with “$615,000,000.00”. The references to “$50,000,000” in Section 2(b)(2) of the Guaranty are deleted and replaced with “$60,000,000.00”. All references in the Guaranty to “the Guaranty” or “this Guaranty” shall hereafter be deemed to refer to the Guaranty as amended by this Section 11(c).

(d)    Notwithstanding anything to the contrary contained in Section 39.10 of the Lease, (i) the minimum required number of Actual Performances in each calendar year commencing with 2022 shall be reduced from 280 to 250, and the minimum required number of Theater Use Days in each calendar year commencing with 2022 shall be reduced from 250 to 160 and (ii) in lieu of three or more Performance Failures constituting a default under the Lease which shall not be subject to cure, the third Performance Failure shall result in Tenant being obligated to pay to Landlord as Additional Rent [*****] and each subsequent Performance Failure shall result in Tenant being obligated to pay to Landlord as Additional Rent [*****], in each case within 10 days after written demand therefor. For the avoidance of doubt, (x) Tenant’s obligations to meet such Actual Performances and Theater Performance Days requirements shall be excused to the extent that Tenant is prevented from doing so due to Unavoidable Delay affecting Tenant, including with respect to calendar years 2020 and 2021 and (y) Landlord acknowledges that, due to COVID-19, no Performance Failure has occurred for calendar year 2020, no Performance Failure shall occur for calendar year 2021 and calendar years 2020 and 2021 shall be disregarded for purposes of the three (3) calendar year look back described in Section 39.10.

(e)    Notwithstanding anything to the contrary contained in Article 27 of the Lease, notices to Tenant shall be addressed as follows:

Radio City Productions LLC

c/o MSG Entertainment Group, LLC

Two Penn Plaza

New York, NY 10121

Attention: EVP, Venue Management

with a copy to:

Radio City Productions LLC

c/o MSG Entertainment Group, LLC

Two Penn Plaza

New York, NY 10121

Attention: General Counsel

Email: legalnotices@msg.com

(f)    Article 40 of the Original Lease shall be deleted in its entirety and shall be of no further force or effect. The 1270 Space shall be used and occupied only for storage and back office functions in connection with Tenant’s use of the Music Hall.

(g)     Exhibit D-1 of the Original Lease is restated in its entirety as follows: “Landlord shall provide to Tenant, without charge, chilled water from the HVAC plant serving the Center (the “Central Plant”) to the Music Hall to be utilized by Tenant. Tenant shall maintain in good working order all heat exchangers and pumps associated with the operation and distribution of chilled water to 1270 Avenue of the Americas and the Music Hall, year round, without charge to Landlord. Tenant, at Tenant’s expense, shall enter into an annual maintenance contract reasonably satisfactory to Landlord with an HVAC contractor from a list of approved HVAC contractors to be provided by Landlord at Tenant’s request, and Tenant shall pay costs in connection with such contract.”

(h)    All references to the Refrigeration Plant in the Lease are hereby deleted and of no further force and effect.

13.    Non-Disturbance Agreement. Within 60 days after execution of this Amendment, Landlord shall obtain from the Mortgagee existing on the date of this Amendment a Non-Disturbance Agreement in the form heretofore agreed by Tenant and Mortgagee. If the Music Hall becomes subject to a condominium, then Landlord shall cause the board of managers of such condominium to enter into a commercially reasonable Non-Disturbance Agreement with Tenant.

14.    30 Rockefeller Plaza Windows. On or prior to the date of this Amendment, Tenant shall have no further right to use the window boxes in the building known as 30 Rockefeller Plaza, New York, New York. Promptly following the date of this Amendment, Tenant shall remove the displays from such window boxes and repair any damage to such window boxes and 30 Rockefeller Plaza resulting therefrom.

15.    Building Canopies. Tenant shall have the right to install temporary canopies (each, a “Canopy Installation”) on the Building outside of the Music Hall on each of 50th and 51st Street. Any such Canopy Installation shall be subject to all applicable Requirements and Tenant shall obtain all required licenses and permits in connection therewith; provided, that such Canopy Installation does not adversely affect ingress and egress to adjacent tenant spaces or pedestrian traffic. The appearance (including, without limitation, material, color, size, identification signage and branding), location and method of installation of the Canopies shall be subject to Landlord’s approval, which may be withheld in Landlord’s sole approval and the applicable provisions of the Lease, including, without limitation, Article 5. The display of any Sponsorship on such canopies shall be subject to Landlord’s approval. Prior to the commencement of any Canopy Installation, Tenant must obtain a certificate of no effect from the Commission for any canopy to be installed on the Building. Any Canopy Installations shall be performed by a contractor reasonably approved by Landlord.

16.    Brokers. Each party represents to the other that such party has dealt with no broker in connection with this Amendment (other than Tishman Speyer Properties L.P. (representing Landlord) and Newmark Knight Frank (representing Tenant) (collectively, the “Brokers”)), and each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker (other than the Brokers with respect to Tenant’s indemnity to Landlord) who alleges that it has dealt with the indemnifying party in connection with this Amendment. Landlord shall pay any brokerage commission or other compensation that may be due to the Brokers pursuant to a separate agreement.

17.    Representations and Warranties. (a) Tenant represents and warrants to Landlord that, as of the date hereof, (i) the Lease is in full force and effect and has not been modified except pursuant to this Amendment; (ii) to the best of Tenant’s knowledge, there are no defaults existing under the Lease and Tenant has no offsets, defenses, claims or counterclaims to the payment of Rent or other sums, or the performance of any of Tenant’s other obligations under the Lease; (iii) to the best of Tenant’s knowledge, there exist no valid abatements, causes of action, counterclaims, disputes, defenses, offsets, credits, deductions, or claims against the enforcement of any of the terms and conditions of the Lease; (iv) the interest of the tenant under the Lease has not been assigned, transferred, pledged, mortgaged or otherwise encumbered and Tenant has not sublet all or any part of the Premises; and (v) this Amendment has been duly authorized, executed and delivered by Tenant and constitutes the legal, valid and binding obligation of Tenant.

(b)    Landlord represents and warrants to Tenant that, as of the date hereof, (i) the Lease is in full force and effect and has not been modified except pursuant to this Amendment; (ii) to the best of Landlord’s knowledge, there are no defaults existing under the Lease; (iii) to the best of Landlord’s knowledge, there exist no valid causes of action, disputes or claims against the enforcement of any of the terms and conditions of the Lease; and (iv) this Amendment has been duly authorized, executed and delivered by Landlord and constitutes the legal, valid and binding obligation of Landlord.

18.    Embargoed Person. Tenant represents that as of the date of this Amendment, and Tenant covenants that throughout the term of the Lease: (a) Tenant is not, and shall not be, an Embargoed Person, (b) none of the funds or other assets of Tenant are or shall constitute property of, or are or shall be beneficially owned, directly or indirectly, by any Embargoed Person; (c) no Embargoed Person shall have any interest of any nature whatsoever in Tenant, with the result that the investment in Tenant (whether directly or indirectly) is or would be blocked or prohibited by law or that the Lease and performance of the obligations thereunder are or would be blocked or in violation of law and (d) none of the funds of Tenant are, or shall knowingly be derived from, any activity with the result that the investment in Tenant (whether directly or indirectly) is or would be blocked or in violation of law or that the Lease and performance of the obligations thereunder are or would be in violation of law. “Embargoed Person” means a person, entity or government (i) identified on the Specially Designated Nationals and Blocked Persons List maintained by the United States Treasury Department Office of Foreign Assets Control and/or any similar list maintained pursuant to any authorizing statute, executive order or regulation and/or (ii) subject to trade restrictions under United States law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq.,

The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such laws, with the result that the investment in Tenant (whether directly or indirectly), is or would be prohibited by law or the Lease is or would be in violation of law and/or (iii) subject to blocking, sanction or reporting under the USA Patriot Act, Executive Order 13224 and/or Title 31 of the U.S. Code of Federal Regulations, in each case as amended from time to time; and any other law or Executive Order or regulation through which the U.S. Department of the Treasury has or may come to have sanction authority. If any representation made by Tenant pursuant to this Section 18 shall become untrue Tenant shall within 10 days notify Landlord thereof, which notice shall set forth in reasonable detail the reasons why such representation has become untrue and shall be accompanied by any relevant notices from, or correspondence with, the applicable governmental agency or agencies. Any superior lessor under any ground lease shall be a third party beneficiary of Tenant’s representations set forth in this Section 18. Notwithstanding the foregoing, the representations and agreements contained in this Section 18 shall be inapplicable to any shareholder of Tenant’s publicly-traded parent.

19.    No Other Changes. Except as expressly set forth in this Amendment, the Lease shall remain unmodified and in full force and effect, and the Lease as modified herein is ratified and confirmed. All references in the Lease to “this Lease” shall hereafter be deemed to refer to the Lease as amended by this Amendment.

20.    Miscellaneous. This Amendment contains the entire agreement of the parties with respect to the subject matter hereof and all prior negotiations, understandings or agreements between the parties with respect to the subject matter hereof are merged herein.

21.    Counterparts. This Amendment may be executed in counterparts each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement. An executed counterpart delivered by “.pdf”, facsimile or email shall be binding upon the parties.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

RCPI LANDMARK PROPERTIES, L.L.C.,
a Delaware limited liability company

By:	/s/ Paul A. Galiano
	Name:	Paul A. Galiano
	Title:	Senior Managing Director

TENANT:

RADIO CITY PRODUCTIONS LLC,
a Delaware limited liability company

By:	/s/ James L. Dolan
	Name:	James L. Dolan
	Title:	Executive Chairman and CEO

Guarantor hereby ratifies and confirms all of its obligations under the Guaranty and acknowledges and agrees that the Guaranty as modified by Section 12(c) above remains in full force and effect and covers the Lease as amended by this Amendment.

MSG ENTERTAINMENT GROUP, LLC,
a Delaware limited liability company

By:	/s/ James L. Dolan
	Name:	James L. Dolan
	Title:	Executive Chairman and CEO

EXHIBIT A

Tenant’s Base Building Work

Tenant’s Base Building Work:	Estimated Cost:
1. Repairing, replacing or enhancing the existing heat exchange units and demolishing the Refrigeration Plant	[*****]

2. Hot water heater replacement	[*****]

3. Roof repairs – main roof and setbacks	[*****]

4. Modernization of elevator cars – elevators #5, 6, 7, 8 (four cars in total), including destination dispatch upgrades and refurbishment of cabs.	[*****]

5. Repair 51st Street Loading Ramp	[*****]

6. Marquee flooring repairs	[*****]

7. BMS (Building Management System) upgrade	[*****]

8. Replace certain grand lounge murals and installation of barrier	[*****]

9. Window repairs - strip window frames of paint, remove existing window treatment, cut away window (from the interior) to the frame, install 220 new windows (212 external windows, 8 internal windows)	[*****]

Total: [*****]

EXHIBIT B

Tenant’s Improvements

Tenant’s Improvements:	Estimated Cost:
1. Lightbox bunker removal and restoration of surrounding floor – including up to 20 new seats in place of the lightbox bunker.	[*****]

2. LED lighting for auditorium – both LED lighting for auditorium and aisle lighting replacement. The scope includes replacing end lights only and no wiring.	[*****]

3. Carpeting replacement	[*****]

4. Wall fabric replacement	[*****]

5. Drapery at foyer replacement	[*****]

6. Organ upgrade	[*****]

Total: [*****]